EXHIBIT 99.1

Contact: Insignia Systems, Inc. Kristine Glancy, CEO (763) 392-6200

FOR IMMEDIATE RELEASE

INSIGNIA SYSTEMS, INC. ANNOUNCES
2020 THIRD QUARTER AND NINE-MONTH FINANCIAL RESULTS

MINNEAPOLIS, MN – November 11, 2020 – Insignia Systems, Inc. (Nasdaq: ISIG) (“Insignia”) today reported financial results for the third quarter ended September 30, 2020 (“Q3”).

Overview
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Q3 2020 net sales decreased 3.5% to $4.5 million from $4.7 million in Q3 2019, primarily driven by a decrease in overall signage revenue partially offset by increased non-signage revenue.
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Q3 2020 operating loss was $792,000 compared to operating loss of $1.1 million in Q3 2019.
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Q3 2020 net loss was $794,000, or $0.07 per basic and diluted share, compared to net loss of $978,000, or $0.08 per basic and diluted share in Q3 2019.

Insignia’s President and CEO Kristine Glancy commented, “I’m extremely pleased with the momentum in Q3 2020 especially with our non-signage revenue, which grew 150% or $1,463,000 versus Q3 2019. Our overall business was down 3.5% primarily driven by the decrease in our signage business, as well as lapping our Custom Print business which we sold early in Q3 2020. Our POPS business continues to be impacted by anticompetitive conduct at issue in our ongoing antitrust litigation against News America Marketing as well as brands reducing spend on syndicated signage due to COVID, however, we have built a diversified portfolio including our digital, display and on-pack and businesses that brands are spending on. These businesses have allowed us to expand our footprint into highly sought after retailers where our POPS business is not offered. We expect our non-POPS revenue to exceed 50% of our total business in 2020.”

Ms. Glancy continued, “While we feel optimistic about continued growth on our non-POPS business, there remains a high-level of uncertainty due to the impact COVID is having not only on our business, but the overall industry and our CPG and retail partners. As we plan for the remainder of the year and 2021, we will continue to make investments into our growth businesses and optimize costs on our core signage business. We are also focused on cost reduction initiatives which includes the relocation of our office space and the decision to shift our production to an external strategic partner. We have also worked with our retail partners to optimize our overall fixed expenses on our POPS business. These changes will contribute significant savings to our 2021 plan. While these changes are necessary, they were not easy to make and affects our team. Our production team has been an invaluable part of our organization, and we look forward to them continuing to be a part of our team while working for our external manufacturing partner. The organization continues to work to address headwinds in this challenging market and our work will continue to chart a path for future growth. I could not be more proud of the entire Insignia team as we work together to navigate these difficult times.”

Q3 2020 Results
Net sales decreased 3.5% to $4,491,000 in Q3 2020, from $4,654,000 in Q3 2019, primarily due to a decrease in signage revenue. The number of POPS signs placed and average price per sign both decreased, due to the anticompetitive conduct at issue in our ongoing antitrust litigation against News America Marketing. Q3 2020 net sales were positively impacted by a 150% increase in non-signage revenue compared to Q3 2019.

Gross profit in Q3 2020 decreased to $615,000, or 13.7% of net sales, from $926,000, or 19.9% of net sales, in Q3 2019. The decrease in gross profit was primarily due to a decrease in signage revenue, partially offset by an increase in revenue from non-signage.

Selling expenses in Q3 2020 were $585,000, or 13.0% of net sales, compared to $573,000, or 12.3% of net sales, in Q3 2019 due to an increase in staff related expense.

Marketing expenses in Q3 2020 were $192,000, or 4.3% of net sales, compared to $559,000, or 12.0% of net sales, in Q3 2019. Decreased marketing expense was primarily the result of decreased staffing and variable staff related expenses, and due to decreased consulting expenses.

General and administrative expenses in Q3 2020 were $825,000, or 18.3% of net sales, compared to $865,000, or 18.6% of net sales, in Q3 2019 due to decreased staffing.

Gain on sale of business in Q3 2020 was $195,000, or 4.3% of net sales. The gain is from the sale of our Custom Print business, which was not material to our operations as a whole, and did not represent a strategic shift and therefore is not presented as a discontinued operation.

Income tax expense for Q3 2020 was 1.0% of pretax loss, or an expense of $8,000, compared to income tax benefit of 4.6% of pretax loss, or $47,000, in Q3 2019.

As a result of the items above, the net loss for Q3 2020 was $794,000, or $0.07 per basic and diluted share, compared to net loss of $978,000, or $0.08 per basic and diluted share, in Q3 2019.

As of September 30, 2020, cash and cash equivalents totaled $7.1 million, compared to $7.5 million as of December 31, 2019.

About Insignia Systems, Inc.

Insignia Systems, Inc. sells product solutions ranging from in-store to digital advertising. Consumer-packaged goods manufacturers and retailers across the country rely on our deep expertise in the dynamic retail environment to provide a full suite of shopper engagement solutions.

For additional information, contact (800) 874-4648, or visit the Insignia website at www.insigniasystems.com.
Investor inquiries can be submitted to investorrelations@insigniasystems.com.

Cautionary Statement for the Purpose of Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995

Statements in this press release that are not statements of historical or current facts are considered forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. The words “anticipate,” “continue,” “expect,” “intend,” “remain,” “seek,” “will” and similar expressions identify forward-looking statements. Readers are cautioned not to place undue reliance on these or any forward-looking statements, which speak only as of the date of this press release. Statements made in this press release regarding, for instance, anticipated future profitability, future service revenues, innovation and transformation of Insignia’s business, allocations of resources, benefits of new relationships, and the impacts of the COVID-19 pandemic and efforts to mitigate the same are forward-looking statements. These forward-looking statements are based on current information, which we have assessed and which by its nature is dynamic and subject to rapid and even abrupt changes. As such, actual results may differ materially from the results or performance expressed or implied by such forward-looking statements. Forward-looking statements involve known and unknown risks, uncertainties and other factors, including those set forth in our Annual Report on Form 10-K for the year ended December 31, 2019 and additional risks, if any, identified in our Quarterly Reports on Form 10-Q and our Current Reports on Forms 8-K filed with the SEC. Such forward-looking statements should be read in conjunction with ’Insignia’s filings with the SEC. Insignia assumes no responsibility to update the forward-looking statements contained in this press release or the reasons why actual results would differ from those anticipated in any such forward-looking statement, other than as required by law.

Insignia Systems, Inc.
CONDENSED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019

Net sales	$4,491,000	$4,654,000	$12,561,000	$15,636,000
Cost of sales	3,876,000	3,728,000	10,604,000	12,471,000
Gross profit	615,000	926,000	1,957,000	3,165,000
Operating expenses:
Selling	585,000	573,000	2,232,000	2,004,000
Marketing	192,000	559,000	800,000	1,809,000
General and administrative	825,000	865,000	2,798,000	2,443,000
Gain on sale of business	(195,000)	-	(195,000)	-

Operating loss	(792,000)	(1,071,000)	(3,678,000)	(3,091,000)
Other income, net	6,000	46,000	46,000	113,000

Loss before income taxes	(786,000)	(1,025,000)	(3,632,000)	(2,978,000)
Income tax expense (benefit)	8,000	(47,000)	(203,000)	(416,000)

Net loss	$(794,000)	$(978,000)	$(3,429,000)	$(2,562,000)

Net loss per share:
Basic	$(0.07)	$(0.08)	$(0.28)	$(0.22)
Diluted	$(0.07)	$(0.08)	$(0.28)	$(0.22)

Shares used in calculation of net loss per share:
Basic	12,179,000	11,986,000	12,108,000	11,911,000
Diluted	12,179,000	11,986,000	12,108,000	11,911,000

SELECTED BALANCE SHEET DATA

	(Unaudited)
	September 30,	December 31,
	2020	2019

Cash and cash equivalents	$7,066,000	$7,510,000
Working capital	9,071,000	11,395,000
Total assets	14,063,000	16,990,000
Total liabilities	5,525,000	5,196,000
Shareholders' equity	8,538,000	11,794,000

Working capital represents current assets less current liabilities.